Exhibit 3.4

CORPORATE ACCESS NUMBER: 208127522

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT AND REGISTRATION

OF RESTATED ARTICLES

TRANSATLANTIC PETROLEUM CORP.

AMENDED ITS ARTICLES ON 2008/01/17.

THIS SCHEDULE IS INCORPORATED INTO

AND FORMS PART OF THE ARTICLES OF

TRANSATLANTIC PETROLEUM CORP. (the “Corporation”)

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series.

1.	COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

(a)	Voting

Holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Corporation, except meetings of holders of another class of shares. Each Common Share shall entitle the holder thereof to one vote.

(b)	Dividends

Subject to the preferences accorded to holders of Preferred Shares, holders of Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.

(c)	Liquidation, Dissolution or Winding-Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, holders of Common Shares shall be entitled, subject to the preferences accorded to holders of Preferred Shares, to share equally, share for share, in the remaining property of the Corporation.

2.	PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, shall be as follows:

(a)	Issuance in Series

Subject to the filing of Articles of Amendment in accordance with the Business Corporations Act (Alberta) (the “Act”), the Board of Directors may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares, including an unlimited number, as may, before the issuance thereof, be determined by the Board of Directors.

Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution (as defined below); the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

(b)	Liquidation

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a “Distribution”), holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares, to be paid rateably with holders of each other series of Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

(c)	Dividends

The holders of each series of Preferred Shares shall be entitled in priority to holders of Common Shares, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.